Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190406) pertaining to the Employees' Stock Ownership and Retirement Savings Plan of OGE Energy Corp. of our report dated June 16, 2022, with respect to the financial statements and schedule of the OGE Energy Corp. Employees' Stock Ownership and Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Oklahoma City, Oklahoma
June 16, 2022